EXHIBIT 10.1 JOINT VENTURE AGREEMENT AND WARRANT AGREEMENT


         This JOINT VENTURE AGREEMENT AND WARRANT AGREEMENT(the "Agreement"), dated as of this 7th day of November, 2005, is between NAANOVO INTERNATIONAL FREE ZONE N.V., an Aruba Business Corporation ( "NAANOVO"), and INTERNATIONAL POWER GROUP, LTD., a Delaware Corporation, ("IPWG").

                                    RECITALS

         NAANOVO Energy USA, Inc. and IPWG have entered into a build, operate and transfer project agreement for twelve waste to energy (WTE) combustion modules (one WTE plant) in the Republic of Mexico, dated May 16, 2005 (hereinafter the "Mexico WTE Agreement"). The first facility to be built for IPWG pursuant to the Mexico WTE Agreement is planned to be in Ensenada, Mexico. IPWG has created a wholly owned subsidiary corporation or other business entity for ownership and operation of said facility (hereinafter the "IPW Group de Mexico S.A. #1 Subsidiary").

         IPWG is seeking funding for the construction of the subsidiary facility which could be provided more timely and in more favorable terms than commercial funding sources previously elicited by IPWG.

                                    AGREEMENT

         The parties agree as follows:

        For the consideration of SIXTY MILLION US DOLLARS ($60,000,000.00 US), to be paid by NAANOVO to Naanovo Energy USA, Inc. pursuant to the Mexico WTE Agreement, which shall be paid immediately upon fulfillment of the conditions set forth herein, IPWG hereby agrees to transfer twenty percent (20%) equity ownership in International Power de Mexico #1 S.A. Subsidiary upon receipt of said payment. The pro rata profits for NAANOVO's equity ownership in IPW Group de Mexico S.A. #1 Subsidiary must be paid monthly where profit is defined as revenue minus the standard operating/construction cost of the plant.

        It shall be further understood for above consideration IPWG will grant a twenty percent (20%) equity ownership in 12 additional modules to be built in Mexico within the next 3 years. The pro rata profits for NAANOVO from this equity ownership must be paid monthly where profit is defined as revenue minus the standard operating/construction cost of the plant.

        Additionally, it is hereby agreed that NAANOVO is hereby granted warrants to purchase up to 1,500,000 shares of IPWG common stock at $2.00 per share (totaling up to three million dollars ($3,000,000.00)) for a period of one year.

        The above agreement is subject to the following conditions:



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C-5


Marsh EL Template - Version 1.0.0
1. This agreement must be ratified within 10 business days by the boards of both NAANOVO and IPWG.
2. NAANOVO shall give reasonable evidence that it has placed the funds ($60,000,000.00) in an account available for transfer. An attorney's affidavit will actas evidence.
3. Written confirmation must be made from Marsh and Company to NAANOVO of the existence of a policy covering the protection of income portion of this undertaking by investment grade insurance concerns within 30 days of the grant date.

This document is to be considered the complete understanding for this undertaking.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first given above.



NAANOVO INTERNATIONAL FREE ZONE N.V.           INTERNATIONAL POWER GROUP, LTD.



/s/James Thomas Morrow                          /s/Peter Nicholas Toscano

By: James Thomas Morrow                         By: Peter Nicholas Toscano

President/CEO                                   President/CEO







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